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                                                                                                                 EXHIBIT 12(a)

                          BANK OF BOSTON CORPORATION
         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                        (Excluding Interest on Deposits)

The Corporation's ratios of earnings to fixed charges (excluding interest on deposits) for the quarters ended March 31, 1994 and 1993 and for the five years ended December 31, 1993 were as follows:

                        Quarters Ended March 31,        Years Ended December 31,
(Dollars in thousands)

                            1994            1993            1993            1992             1991             1990            1989
                            ----            ----            ----            ----             ----             ----            ----
Net income (loss)       $ 96,140        $ 83,675        $299,026        $278,881        $(113,155)      $ (468,248)     $  138,114
Extraordinary items,
  net of tax               6,535                                         (72,968)          (7,758)         (43,649)
Cumulative effect of
  changes in accounting
  principles,
  net of tax                             (24,203)        (24,203)
Income tax expense
  (benefit)               81,457          40,894         214,683         152,781          (57,990)           2,579          84,951
                        --------        --------        --------        --------        ----------      ----------      ----------
  Pretax earnings
   (loss)               $184,132        $100,366        $489,506        $358,694        $(178,903)      $ (509,318)     $  223,065
                        ========        ========        ========        ========        ==========      ===========     ==========
Fixed charges:
  Portion of rental
  expense (net of
  sublease rental
  income) which
  approximates the
  interest factor          6,701           6,573          27,063          28,159           30,370           38,747          35,482

Interest on borrowed
  funds                  143,299          71,451         377,874         344,908          361,510        1,229,816       1,953,723
                        --------        --------        --------        --------        ----------      ----------      ----------
    Total
     fixed charges       150,000          78,024         404,937         373,067          391,880        1,268,563       1,989,205
                        --------        --------        --------        --------        ----------      ----------      ----------
Earnings (for ratio
  calculation)          $334,132        $178,390        $894,443        $731,761        $ 212,977       $  759,245      $2,212,270
                        ========        ========        ========        ========        ==========      ===========     ==========
Total fixed charges     $150,000        $ 78,024        $404,937        $373,067        $ 391,880       $1,268,563      $1,989,205
                        ========        ========        ========        ========        ==========      ===========     ==========
Ratio of earnings to
  fixed charges             2.23            2.29            2.21            1.96              .54              .60            1.11
                        ========        ========        ========        ========        ==========      ===========     ==========
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For purposes of computing the consolidated ratio of earnings to fixed charges
"earnings" represent income (loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges.  "Fixed charges" include gross interest expense (excluding interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases.  Ratios for the quarters ended March 31, 1994 and 1993 and the years ended December 31, 1993, 1992 and
1991 reflect the reclassification of Brazilian translation gains and losses.
Information for the years ended December 31, 1990 and 1989 is unavailable without unreasonable effort and expense.